Exhibit 10.8
PHANTOM STOCK AGREEMENT
The Shaw Group Inc.
2005 Non-Employee Director Stock Incentive Plan
     This Phantom Stock Agreement (“Agreement”) dated as of                     , 200___ (“Grant Date”) is entered into between The Shaw Group Inc. (the “Company”) and (the “Awardee”), pursuant to The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan (the “Plan”).
THE PARTIES HERETO AGREE AS FOLLOWS:
     1. Award of Phantom Stock. In consideration of the services performed and to be performed by the Awardee, the Company hereby awards (the “Award”) to the Awardee under the Plan a total of                      phantom shares of the Company (the “Phantom Stock”), subject to the following terms and restrictions.
     2. Incorporation of Plan Provisions. The Award evidenced hereby is made under and pursuant to the Plan, a copy of which is available from the Company’s Secretary and incorporated herein by reference, and the Award is subject to all of the provisions thereof. Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan. The Awardee represents and warrants that he or she has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.
     3. Vesting of Phantom Shares. Each Award made after April 6, 2006, shall vest in three (3) equal annual installments of 33 ⅓% each, beginning one year after the Grant Date. While a share of Phantom Stock remains “outstanding” pursuant to this Agreement, an amount equivalent to the distributions made on a share of the Company’s no par value common stock (“Share”) during such period shall be held by the Company without interest until the share of Phantom Stock becomes vested or is forfeited and then paid to you or forfeited, as the case may be.
     4. Payment/Certificates. Upon vesting of the Phantom Stock, subject to Paragraph 6(c) below, the Company shall cause a certificate or certificates for Shares to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in cancellation of the Phantom Stock that has vested.
     5. Nontransferability of Phantom Stock. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Phantom Stock in any manner otherwise than by will or by the laws of descent or distribution or as otherwise provided in the Plan. A breach of these terms of this Agreement shall cause a forfeiture of the Phantom Stock.
6. Miscellaneous.
     (a) No Representations or Warranties. Neither the Company nor the Committee or any of their representatives or agents has made any representations or warranties to the Awardee with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Awardee is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
     (b) Membership. Nothing in this Agreement or in the Plan or in the making of the Award shall confer on the Awardee any right to or guarantee of continued membership on the Board or in any way limit the right of the Board or the shareholders of the Company to terminate the membership of the Awardee on the Board at any time.
     (c) Withholding of Tax. To the extent that the grant or vesting of the Phantom Stock results in the receipt of compensation by you with respect to which the Company or its affiliates has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such affiliate which, with the consent of the Committee, may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the affiliate such amount of money as the Company or the affiliate may require to meet its withholding obligations under such applicable law. No delivery of Shares shall be made under this Agreement until you have paid or made arrangements approved by the Company or the affiliate to satisfy in full the applicable tax withholding requirements of the Company or the affiliate.
     (d) Necessary Acts. The Awardee and the Company hereby agree to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
     (e) Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Awardee and any heir, legatee, or legal representative of the Awardee. This Agreement shall be interpreted under and governed by and construed in accordance with the laws of the State of Louisiana.
     (f) Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
     (g) Amendment. This Agreement may be amended by written agreement of the Awardee and the Company, without the consent of any other person.

Executed in duplicate as of the day and year first above written.

THE SHAW GROUP INC.
By:	Gary P. Graphia
Title:	Secretary and General Counsel

DIRECTOR:
[Name of Awardee]